UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2012

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	980583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Sparrow Circle, White Plains, NY 10605
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +972.4.824.2051

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 17, 2012 we entered into an agreement with Yaron Adler. Under the terms of the agreement, we have appointed Yaron Adler to our board of directors.

In 1999 Mr. Adler co-founded IncrediMail Ltd. (NasdaqGM: MAIL) and served as its Chief Executive Officer until 2008 and President until 2009. In 1999, prior to founding IncrediMail, Mr. Adler consulted Israeli start up companies regarding Internet products, services and technologies. Mr. Adler served as a Product Manager from 1997 to 1999, and as a software engineer from 1994 to 1997, at Tecnomatix Technologies Ltd., a software company that develops and markets production-engineering solutions to complex automated manufacturing lines that fill the gap between product design and production, and which was acquired by UGS Corp. In April 2005. In 1993, Mr. Adler held a software engineer position at Intel Israel. He has a B.A. In computer sciences and economics from Tel-Aviv University.

In consideration of Mr. Adler’s services. we will pay him a one time fee of US $15,000 upon our company closing an equity financing of US $3,000,000 or more. In addition, we will pay for his attendance at Board meetings at the rate of $300 for the first hour of attendance and $200 for each additional hour or portion of an hour. We will issue to Mr. Adler 706,890 stock options subject to the terms of our stock option plan which is yet to be adopted, at an exercise price set at the time of the grant. We will also reimburse any pre-approved business expenses incurred by Mr. Adler.

Copies of the director agreement is attached as exhibit 10.1 to this current report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure under Item 1.01 of this current report on Form 8-K is responsive to this Item and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Director Agreement with Yaron Adler dated April 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By:
/s/ Jacob Ben Arie
Jacob Ben Arie
Chief Executive Officer and President

April 23, 2012